UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 30, 2022
Glatfelter Corporation
______________________________________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4350 Congress Street, Suite 600, Charlotte, North Carolina		28209

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:		704 885-2555
(N/A)
______________________________________________________________________
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GLT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2022, Glatfelter Corporation (the “Company”) announced that the Company’s Board of Directors has appointed Ramesh Shettigar, the Company’s Vice President, ESG, Investor Relations & Corporate Treasurer, to the position of Senior Vice President, Chief Financial Officer & Treasurer, effective as of May 6, 2022. Mr. Shettigar will succeed Samuel L. Hillard, the Company’s Senior Vice President, Chief Financial Officer, who advised the Board of Directors on March 30, 2022 of his resignation to pursue other opportunities.

Mr. Shettigar, age 46, joined the Company as Vice President and Treasurer in July 2014 and was promoted to his current position in September 2021. Prior to joining the Company, he was Director of Treasury at Quest Diagnostics Incorporated with responsibility for a broad range of corporate finance activities including cash management, global liquidity, FX, debt/equity financing and capital planning. Prior to that, Mr. Shettigar held treasury and related positions with Praxair, Inc., Delphi Corporation and McDermott International, Inc.

As a current executive officer of the Company, Mr. Shettigar’s compensation is similar in form and substance to that of the executive compensation program for named executive officers described in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders, dated March 31, 2022 (the “2022 Proxy Statement”).

Under the executive compensation program, Mr. Shettigar receives base salary, short-term and long-term incentives, and retirement, change in control and other benefits. In connection with his appointment, Mr. Shettigar’s 2022 base salary will be increased from $334,750 to $425,000, and his target cash bonus under the Company’s Management Incentive Plan will be increased from 45% to 60% of base salary based upon the achievement of performance goals for fiscal year 2022. For long-term incentives, the Compensation Committee of the Company’s Board of Directors determines the target opportunity of long-term incentive compensation to be granted in the form of performance-based awards and time-based awards. Mr. Shettigar participates in the Company’s 401(k) plan and non-qualified deferred compensation plan and is subject to share ownership guidelines.

The Company had previously entered into a Change in Control Agreement with Mr. Shettigar, in the form described in the 2022 Proxy Statement, but without a tax-gross-up provision. Under Mr. Shettigar’s outstanding equity grant agreements, a double trigger provision accelerates vesting in the event of a change in control if he is terminated without cause or resigns with good reason. The Company’s executive severance guidelines serve as the basis for determining the severance benefits available to its executive officers, including Mr. Shettigar, in the case of certain terminations of employment (other than for cause, resignation, death or disability). The executive severance guidelines would not apply if Mr. Shettigar is eligible to receive payments under his Change in Control Agreement upon a termination of employment.

There are no familial relationships between Mr. Shettigar and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company, nor does Mr. Shettigar hold any directorships with any other public or investment company. Additionally, there have been no transactions since the beginning of the Company’s fiscal year in which Mr. Shettigar, or his immediate family members, had or will have a direct or indirect material interest.

The executive officer changes described above are not the result of any matter relating to the Company’s accounting practices, financial statements or internal controls.

Item 7.01 Regulation FD Disclosure.
On April 4, 2022, the Company issued a press release announcing the appointment of Ramesh Shettigar to the position of Senior Vice President, Chief Financial Officer & Treasurer, effective as of May 6, 2022. The full text of the press release is attached hereto as Exhibit 99.1.

The information furnished in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.
d)Exhibits.

99.1	Press release issued April 4, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glatfelter Corporation

April 4, 2022	By:	/s/ Eileen L. Beck

Name: Eileen L. Beck
Title: Vice President, Human Resources and Administration